December 26, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Logan Circle
Partners Core Plus Fund (one of the funds constituting the Advisors Inner Circle III, herein referred to as the Fund), which we understand will be filed with the Securities and Exchange Commission pursuant to Sub-Item 77k of Form N-SAR-B/A (copy attached) of the Fund dated December 29, 2017. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP